Exhibit 99.1

AUDITED FINANCIAL STATEMENTS

Broadband Products Product Line

Years Ended October 29, 2005, October 30, 2004, and November 1, 2003

Broadband Products Product Line

Audited Financial Statements

Years Ended October 29, 2005, October 30, 2004, and November 1, 2003

•	Ernst & Young LLP	•	Phone: (617) 266-2000
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders of Broadband Products Product Line

We have audited the accompanying consolidated balance sheets of Broadband Products Product Line as of October 29, 2005 and October 30, 2004, and the related consolidated statements of operations, parent company investment, and cash flows for each of the three years in the period ended October 29, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadband Products Product Line at October 29, 2005 and October 30, 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 29, 2005, in conformity with U.S. generally accepted accounting principles.

February 8, 2006

A Member Practice of Ernst & Young Global

BROADBAND PRODUCTS PRODUCT LINE
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended October 29, 2005, October 30, 2004 and November 1, 2003

	2005	2004	2003

Revenue
Net sales	$53,239,949	$56,364,002	$64,181,251
Costs and expenses
Cost of sales	34,853,007	41,312,163	45,068,812
Gross margin	18,386,942	15,051,839	19,112,439
Operating expenses:
Research and development	17,653,786	21,659,982	25,480,892
Selling, marketing, general, and administrative	11,344,964	11,580,098	12,756,503
	28,998,750	33,240,080	38,237,395
Earnings
Loss before income taxes	(10,611,808)	(18,188,241)	(19,124,956)
Provision for income taxes:
Payable currently	607,406	118,220	463,649
Deferred	(12,466)	(19,864)	(15,693)
	594,940	98,356	447,956
Loss before cumulative effect of change in accounting principle	(11,206,748)	(18,286,597)	(19,572,912)
Cumulative effect of change in accounting principle	—	—	(30,390,068)
Net loss	$(11,206,748)	$(18,286,597)	$(49,962,980)

See accompanying notes.

BROADBAND PRODUCTS PRODUCT LINE
CONSOLIDATED BALANCE SHEETS
October 29, 2005 and October 30, 2004

	2005	2004

Assets
Current assets
Cash and cash equivalents	$105,935	$400,886
Accounts receivable less allowances of $600,358 ($571,608 in 2004)	10,734,029	12,207,953
Inventories	3,257,858	4,901,604
Deferred compensation plan investments	—	692,026
Prepaid expenses and other current assets	1,302,788	1,055,366
Total current assets	15,400,610	19,257,835
Property, plant, and equipment, at cost
Machinery and equipment	4,162,433	3,505,568
Office equipment	805,606	587,519
	4,968,039	4,093,087
Less accumulated depreciation and amortization	3,312,903	2,374,790
Net property, plant, and equipment	1,655,136	1,718,297
Other assets
Deferred compensation plan investments	3,260	—
Deferred tax assets	48,023	35,557
Other assets	64,248	88,392
Goodwill	7,461,316	7,461,316
Total other assets	7,576,847	7,585,265
	$24,632,593	$28,561,397
Liabilities and parent company investment
Current liabilities
Accounts payable	$4,375,516	$3,507,631
Deferred income on shipments to distributors	137,149	57,547
Income taxes payable	607,406	118,220
Deferred compensation plan liability	—	692,026
Accrued liabilities	2,673,304	2,917,048
Total current liabilities	7,793,375	7,292,472
Noncurrent liabilities
Deferred compensation plan liability	3,260	—
Total noncurrent liabilities	3,260	—
Parent Company investment in BBP	16,835,958	21,268,925
	$24,632,593	$28,561,397

See accompanying notes.

BROADBAND PRODUCTS PRODUCT LINE
STATEMENT OF PARENT COMPANY INVESTMENT
Years Ended October 29, 2005, October 30, 2004, and November 1, 2003

(Thousands)	Parent Company Accounts	Deferred Stock Compensation	Parent Company Investment

BALANCE, NOVEMBER 2, 2002	$62,632,264	$(14,242,197)	$48,390,067

Activity in Fiscal 2003

Deferred stock compensation		5,373,454	5,373,454
Net transfers to BPP	9,905,165		9,905,165
Net loss — 2003	(49,962,980)		(49,962,980)

BALANCE, NOVEMBER 1, 2003	22,574,449	(8,868,743)	13,705,706

Activity in Fiscal 2004

Deferred stock compensation		5,373,455	5,373,455
Net transfers to BPP	20,476,361		20,476,361

Net loss — 2004	(18,286,597)		(18,286,597)

BALANCE, OCTOBER 30, 2004	24,764,213	(3,495,288)	21,268,925

Activity in Fiscal 2005

Deferred stock compensation		3,062,031	3,062,031
Net transfers to BPP	3,711,750		3,711,750
Net loss – 2005	(11,206,748)		(11,206,748)

BALANCE, OCTOBER 29, 2005	$17,269,215	(433,257)	$16,835,958

See accompanying notes.

BROADBAND PRODUCTS PRODUCT LINE
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended October 29, 2005, October 30, 2004, and November 1, 2003

	2005	2004	2003

Operating activities
Cash flows from operations:
Loss from continuing operations, including cumulative effect of change in accounting principle	$(11,206,748)	$(18,286,597)	$(49,962,980)
Adjustments to reconcile net income to net cash provided by operations:
Write-down of goodwill	—	—	30,390,068
Depreciation	938,113	708,599	609,683
Noncash compensation expense	3,062,031	5,373,455	5,373,454
Allowance for bad debts	28,750	202,608	369,000
Deferred income taxes	(12,466)	(19,864)	(15,693)
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,445,174	(3,242,952)	517,105
Decrease (increase) in inventories	1,643,746	(451,027)	4,531,879
(Increase) decrease in prepaid expenses and other current assets	(247,422)	(1,019,097)	11,598
Decrease (increase) in investments — trading	688,766	(246,563)	(194,102)
Decrease (increase) in other assets	24,144	(78,507)	7,691
Increase (decrease) in accounts payable, deferred income, deferred compensation plan and accrued liabilities	14,977	(1,353,133)	(1,835,097)
Increase (decrease) in income taxes payable	489,186	(345,429)	410,633
Total adjustments	8,074,999	(471,910)	40,176,219
Net cash used by operations	(3,131,749)	(18,758,507)	(9,786,761)
Investing activities
Cash flows from investments:
Additions to property, plant, and equipment	(874,952)	(1,375,832)	(137,466)
Net cash used by investing activities	(874,952)	(1,375,832)	(137,466)
Financing activities
Cash flows from financing activities:
Payments from parent	3,711,750	20,476,361	9,905,165
Net cash provided from financing activities	3,711,750	20,476,361	9,905,165
Net (decrease) increase in cash and cash equivalents	(294,951)	342,022	(19,062)
Cash and cash equivalents at beginning of year	400,886	58,864	77,926
Cash and cash equivalents at end of year	$105,935	$400,886	$58,864

See accompanying notes.

BROADBAND PRODUCTS PRODUCT LINE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended October 29, 2005, October 30, 2004, and November 1, 2003

1. Description of Business

The accompanying consolidated financial statements represent the business of the Broadband Products Product Line (“Product Line”), on a carved out basis from Analog Devices, Inc. (“ADI”). The Product Line develops silicon and system solutions which companies can use to build products that enable access to services over the internet. Typical services include access to the World Wide Web (Web surfing and gaming), Voice over IP (low cost voice calls over the internet), and Internet TV (Video-on-demand). The products developed in the include the physical media access device (Asymmetric Digital Subscriber Line - ADSL) used for the physical connection to the network and the higher layer network processor device which is used to transport the internet protocol and voice data between the end user and the service provider.

On January 12, 2006, ADI announced that it had signed a definitive agreement with Ikanos Communications, Inc. to sell the Product Line.

2. Summary of Significant Accounting Policies

a. Basis of Presentation

The financial statements include the accounts of the Product Line. Upon consolidation, all intercompany accounts and transactions are eliminated. The Product Line’s fiscal year ends on the 52-week or 53-week period ending on the Saturday closest to the last day in October. Fiscal years 2005, 2004, and 2003 were 52-week years.

ADI provides various administrative services to the Product Line, including legal assistance, acquisitions analysis, and marketing and advertising services. Included in the consolidated statement of operations in selling, marketing, general, and administrative are parent company charges of approximately $5.6 million, $5.4 million, and $6.7 million for the years ended October 29, 2005, October 30, 2004, and November 1, 2003, respectively. It is ADI’s policy to charge these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among the parent’s subsidiaries on the basis of their respective annual sales. In the opinion of management, this method of allocation is reasonable.

b. Cash and Cash Equivalents

Cash and cash equivalents are highly liquid investments with insignificant interest rate risk and maturities of three months or less at the time of acquisition.

c. Supplemental Cash Flow Statement Information

	2005	2004	2003
Cash paid during the fiscal year for:
Income taxes	$118,220	$463,649	$53,016

Any tax liabilities related to the Product Line were paid by ADI and are reflected in the financial statements in the Due to Parent account.

The Product Line’s primary noncash financing activities in fiscal 2005 and fiscal 2004 resulted from the amortization of unearned stock compensation expense associated with the 2001 acquisition of ChipLogic, Inc. for which 1,462,066 shares of ADI’s common stock were issued (valued at approximately $81.8 million) and unvested stock options with an intrinsic value of approximately $11.1 million were assumed.  As a result, the Product Line recognized stock-based compensation expense of approximately $3.1 million in fiscal 2005 and $5.4 million in both fiscal 2004 and 2003.

d. Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market. Inventories at October 29, 2005 and October 30, 2004 were as follows:

	2005	2004
Work-in-process	$1,759,060	$3,289,396
Finished goods	1,498,798	1,612,208
Total inventories	$3,257,858	$4,901,604

e. Property, Plant, and Equipment

Property, plant and equipment are recorded at cost less allowances for depreciation. The straight-line method of depreciation is used for all classes of assets for financial statement purposes; both straight-line and accelerated methods are used for income tax purposes. Capitalized leases and leasehold improvements are amortized based upon the lesser of the term of the lease or the useful life of the asset. Depreciation and amortization are based on the following useful lives:

Machinery and equipment	2-8 years
Office equipment	2-8 years

Total depreciation of property, plant, and equipment was $938 thousand, $709 thousand, and $610 thousand in fiscal 2005, 2004, and 2003, respectively. The Product Line did not capitalize interest in fiscal 2005, 2004 or 2003.

The Product Line reviews property, plant, and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate over their remaining economic lives. If such assets are considered to be impaired, the impairment to be recognized in earnings equals the amount by which the carrying value of the assets exceeds their fair market value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. If such assets are not impaired, but their useful lives have decreased, the remaining net book value is amortized over the revised useful life.

f. Goodwill and Intangible Assets

The Product Line annually evaluates goodwill for impairment as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable from estimated discounted future cash flows. Based upon impairment tests performed, there was no impairment of goodwill in fiscal 2005 or 2004. In fiscal 2003, our adoption of Statements of Financial Accounting Standards (SFAS) SFAS No. 142 resulted in a write-off of goodwill that arose from the acquisition of ChipLogic, resulting in a charge totaling $30.4 million in fiscal 2003 reported as a cumulative effect of a change in accounting principle.

g. Fair Values of Financial Instruments

The following estimated fair value amounts have been determined by the Product Line using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of the amounts that the Product Line could realize in a current market exchange.

	October 29, 2005		October 30, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$105,935	$105,935	$400,886	$400,886
Deferred compensation investments	3,260	3,260	692,026	692,026

The following methods and assumptions were used by the Product Line in estimating its fair value disclosures for financial instruments:

Cash, cash equivalents and short-term investments — These investments, except for those classified as held-to-maturity, which are carried at amortized cost, are adjusted to fair value based on quoted market values.

Deferred compensation plan investments — The fair value of these investments is based on quoted market values and are designated as trading.

h. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates relate to the useful lives of fixed assets, allowances for doubtful accounts and customer returns, the net realizable value of inventory, potential reserves relating to litigation matters, accrued liabilities, accrued taxes, deferred tax valuation allowances, and other reserves. Actual results could differ from those estimates, and such differences may be material to the financial statements.

i. Concentrations of Credit Risk

Financial instruments that potentially subject the Product Line to concentrations of credit risk consist principally of trade accounts receivable.

The Product Line maintains cash and cash equivalents with high credit quality financial institutions and monitors the amount of credit exposure to any one financial institution and issuer.

The Product Line sells its products to distributors and original equipment manufacturers. The Product Line performs continuing credit evaluations of its customers’ financial condition and although the Product Line generally does not require collateral, letters of credit may be required from its customers in certain circumstances. Reserves are provided for estimated amounts of accounts receivable that may not be collected.

j. Concentration of Other Risks

Approximately 73% of fiscal 2005 revenues were derived from one customer. Approximately 73% and 69% of fiscal 2004 and 2003 revenues, respectively, were derived from three customers.

The semiconductor industry is characterized by rapid technological change, competitive pricing pressures, and cyclical market patterns. The Product Line’s financial results are affected by a wide variety of factors, including general economic conditions worldwide, economic conditions specific to the semiconductor industry, the timely implementation of new manufacturing technologies, the ability to safeguard patents and intellectual property in a rapidly evolving market and reliance on assembly and test subcontractors, third-party wafer fabricators, and independent distributors. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns at various times. The Product Line is exposed to the risk of obsolescence of its inventory depending on the mix of future business. Additionally, the Product Line utilizes third-party wafer fabricators as sole-source suppliers, primarily Taiwan Semiconductor Manufacturing Company. As a result, the Product Line may experience significant period-to-period fluctuations in future operating results due to the factors mentioned above or other factors.

k. Revenue Recognition

Revenue and the related cost of sales on shipments to distributors are deferred until the distributors resell the products to end users.  Deferred amounts are presented net and included as “Deferred income on shipments to distributors” in the Product Line’s consolidated balance sheets. Revenue from product sales to end users is recognized when title passes, which for shipments to certain foreign countries is subsequent to product shipment. Title for these shipments ordinarily passes within a week of shipment. A reserve for sales returns and allowances for customers is recorded based on historical experience or specific identification of an event necessitating a reserve.

Shipping costs are charged to cost of sales as incurred.

The Product Line generally offers a 12-month warranty for its products. The Product Line’s warranty policy provides for replacement of the defective product. Specific accruals are recorded for known product warranty issues. Product warranty expenses during fiscal 2005, 2004, and 2003 were not material.

l. Advertising Expense

Advertising costs are expensed as incurred. Advertising expense was $260 thousand in fiscal 2005, $205 thousand in fiscal 2004, and $181 thousand in fiscal 2003.

m. Income Taxes

The Product Line is not a separate taxable entity for U.S. or international tax purposes and has not filed separate income tax returns, but rather was included in the income tax returns filed by ADI. Income tax expense in the financial statements has been calculated as if the Product Line filed on a separate tax return basis.

Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted income tax rates and laws that are expected to be in effect when the temporary differences are expected to reverse. Additionally, deferred tax assets and liabilities are separated into current and noncurrent amounts based on the classification of the related assets and liabilities for financial reporting purposes.

n. Stock-Based Compensation

As permitted by SFAS No. 148 and SFAS No. 123, the Product Line applies the accounting provisions of Accounting Principle Board Opinion No. 25, Accounting for Stock Issues to Employees, and related interpretations with regard to the measurement of compensation cost for options granted under ADI’s equity compensation plans, consisting of the 2001 Broad-Based Stock Option Plan, the 1998 Stock Option Plan, the Restated 1994 Director Option Plan and the Restated 1988 Stock Option Plan.

On March 29, 2005 the SEC released Staff Accounting Bulletin No. 107 Share-Based Payment, which interpreted SFAS No. 123(R).  Based on this regulatory guidance, the Product Line has reevaluated the methods and assumptions used to estimate the value of employee stock options granted in fiscal 2005.  Management believes that implied volatility more accurately measures expected volatility due to the fact that it generally reflects the markets’ expectations of the future volatility of the underlying security. Options in ADI’s stock are traded on several exchanges. Management believes that using implied volatility will result in a more accurate estimate of the value of employee stock options. ADI uses a third-party specialist to calculate the implied volatility for the period that is commensurate with its expected term assumption. Because this term often exceeds the period for which there are exchange traded options in ADI’s stock, the specialist uses statistical techniques to derive the implied volatility. This calculation of implied volatility is based on the most recent five-day period of trades of ADI’s exchange traded options as of the day of grant.

On October 18, 2005, ADI accelerated the vesting of all unvested stock options granted after December 31, 2000 awarded to employees under its stock option plans that had exercise prices of $40.00 or greater. Options issued to corporate officers and directors were not accelerated.  Unvested options issued to employees of the Product Line to purchase approximately 300 thousand shares became exercisable as a result of the vesting acceleration.

In connection with the modification of the terms of these options to accelerate their vesting, approximately $3 million is included in the pro forma table below for the fiscal year ended October 29, 2005 representing the remaining unamortized value of the impacted, unvested options.  Because the exercise price of all the modified options was greater than the market price of ADI’s underlying common stock on the date of their modification, no compensation expense was recorded in the statement of income in accordance with APB No. 25.

The primary purpose for modifying the terms of these options to accelerate their vesting was to eliminate the need to recognize remaining unrecognized noncash compensation expense in the Product Line’s statement of income associated with these options as measured under SFAS No. 123(R). The approximately $3 million of future expense associated with these options would have been disproportionately high compared to the economic value of the options as of the date of modification. SFAS No. 123(R) is required to be adopted by the Product Line effective the beginning of fiscal 2006 and will require that compensation expense associated with stock options be recognized in the statement of income, rather than being disclosed in a pro forma footnote to the Product Line’s consolidated financial statements.

The fair value of the Product Line’s stock-based awards to employees was estimated using the following weighted average assumptions.

	Options
	2005	2004	2003
Expected life (years)	5.0	5.8	5.2
Expected stock price volatility	27.4%	69.2%	72.2%
Risk-free interest rate	3.6%	3.5%	2.7%
Dividend yield	0.68%	0.36%	0%

The following is a summary of weighted-average grant date fair values generated by application of the Black-Scholes model:

	Weighted-Average Grant Date Fair Value
	2005	2004	2003
Stock option plans	$10.87	$27.94	$22.86

Had expense been recognized using the fair value method described in SFAS No. 123, using the Black-Scholes option-pricing model, the Product Line would have reported the following results of operations:

	2005	2004	2003

Net loss, as reported	$(11,206,748)	$(18,286,597)	$(49,962,980)
Add stock-based employee compensation expense included in reported net income, net of related tax effects	3,062,031	5,373,455	5,373,454
Deduct total stock-based compensation expense determined under the fair value-based method for all awards, net of related tax effects	(9,151,598)	(9,224,131)	(8,358,580)
Pro forma net loss	$(17,296,315)	$(22,137,273)	$(52,948,106)

SFAS No. 123(R) clarifies the timing for recognizing compensation expense for awards subject to acceleration of vesting on retirement. This compensation expense must be recognized over the period from the date of grant to the date retirement eligibility is met if it is shorter than the vesting term. Upon adoption of SFAS No. 123(R) in the first quarter of fiscal 2006, the Product Line’s policy regarding the timing of option expense recognition for employees eligible for retirement will be changed to recognize compensation cost over the period through the date that the employee is no longer required to provide service to earn the award. Prior to the adoption of SFAS No. 123(R), the Product Line’s policy was to recognize these compensation costs over the vesting term. Had the Product Line applied these nonsubstantive vesting provisions required by SFAS No. 123(R), the effect on the pro forma net earnings presented above would have been immaterial for all fiscal years presented.

o. New Accounting Standards

Accounting Changes and Error Corrections

In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections which supersedes Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections.  It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retroactively.  Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by this statement. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Product Line does not expect the adoption of SFAS No. 154 to have a material impact on its consolidated results of operations and financial condition.

Asset Retirements

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143. FIN 47 clarifies the term conditional asset retirement obligation as used in SFAS 143, Accounting for Asset Retirement Obligations, and refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement.  Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Product Line is currently analyzing FIN 47 and believes the adoption of FIN 47 will not have a material effect on the Product Line’s financial condition, results of operations, or liquidity.

Nonmonetary Assets

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29.  SFAS No. 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 by ADI in the fourth fiscal quarter of fiscal 2005 did not affect the Product Line’s financial condition, results of operations or liquidity.

Inventory Costs

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4.  SFAS No. 151 amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, “Inventory Pricing,” to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005. The Product Line is currently evaluating the provisions of SFAS No. 151 and does not believe that its adoption will have a material effect on the Product Line’s financial condition, results of operations or liquidity.

Stock-Based Compensation

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows.  SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values generally at the date of grant. Pro forma disclosure is no longer an alternative.

SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. A “modified prospective” method recognizes compensation cost beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. A “modified retrospective” method includes the requirements of the modified prospective method described above, but also permits entities to restate their historical financial statements based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) for all prior periods presented or (b) for prior interim periods of the year of adoption.

As permitted by SFAS No. 123, the Product Line currently accounts for share-based payments to employees using APB No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123(R) will have a significant impact on the Product Line’s results of operations, although it will have no impact on the Product Line’s overall financial position. SFAS No. 123(R) is required to be adopted effective fiscal 2006. The Product Line adopted SFAS No. 123(R) in fiscal year 2006 on October 30, 2005 using the modified prospective application method.

3. Industry and Geographic Segment Information

The Product Line operates and tracks its results in one reportable segment. The Product Line designs, develops, manufactures and markets a broad range of integrated circuits. The Chief Executive Officer of ADI has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information.

Geographic Information

The Product Line operates in the following major geographic areas. Trade sales data is based upon point of sale and property, plant, and equipment data is based upon physical location. The predominant countries comprising European operations are Ireland, England, France, and Germany. The predominant countries comprising Rest of Asia are Taiwan and Korea.

	2005	2004	2003

Sales

United States	$567,885	$947,433	$4,871,267
Europe	38,437,421	35,254,839	30,155,801
Japan	897,742	474,694	—
China	11,713,234	17,459,079	18,685,233
Rest of Asia	1,623,667	2,227,957	10,468,950
Total sales	$53,239,949	$56,364,002	$64,181,251

Significant customer information

Safran	$39,035,610	$25,703,784	$15,712,575
Comtrend	—	6,278,131	15,362,078
ECI Telecom Ltd.	—	9,350,500	13,189,969
Total sales	$39,035,610	$41,332,415	$44,264,622

Property, plant, and equipment

Ireland	$437,460	$360,411
All other European Countries	46,524	99,545
Subtotal Europe	483,984	459,956
United States	530,511	579,867
Canada	282,338	402,723
Rest of Asia	358,303	275,751
Total property, plant and equipment	$1,655,136	$1,718,297

4. Deferred Compensation Plan Investments

Certain employees of the Product Line participate in the ADI Deferred Compensation Plan. Deferred compensation plan investments are classified as trading and the components of the investments as of October 29, 2005 and October 30, 2004 were as follows:

	2005	2004

Corporate obligations	2,931	$394,068
Money market funds	168	73,571
Mutual funds	161	50,245
U.S. Government agency	—	174,142
Total deferred compensation plan investments – short- and-long term	$3,260	$692,026

The fair values of these investments are based on published market quotes on October 29, 2005 and October 30, 2004, respectively. Adjustments to fair value of, and income pertaining to, deferred compensation plan investments are recorded in operating expenses. Gross realized and unrealized gains and losses from trading securities were not material in fiscal 2005, fiscal 2004, and fiscal 2003.

Investments are offset by a corresponding liability to the plan participants (Note 9). These investments are specifically designated as available to the Product Line solely for the purpose of paying benefits under the Product Line’s deferred compensation plan. However, in the event the Product Line became insolvent, the investments would be available to all unsecured general creditors.

5. Accrued Liabilities

Accrued liabilities at October 29, 2005 and October 30, 2004 consisted of the following:

	2005	2004
Accrued compensation and benefits	$717,553	$529,076
Accrued royalties	1,219,843	1,752,000
Other	735,908	635,972
Total accrued liabilities	$2,673,304	$2,917,048

6. Debt and Credit Facilities

The Product Line had no debt or short-term borrowings outstanding at October 29, 2005 and October 30, 2004.

7. Deferred Compensation Plan Liability

The deferred compensation plan liability relates to obligations due under the Analog Devices, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan allows certain members of management and other highly-compensated employees and nonemployee directors to defer receipt of all or any portion of their compensation. Prior to January 1, 2005, participants could also defer gains on stock options and restricted stock granted before July 23, 1997. The balance represents Deferred Compensation Plan participant accumulated deferrals, and earnings thereon, since the inception of the Deferred Compensation Plan, net of withdrawals.  The total expense to the Product Line of the Deferred Compensation Plan was $12 thousand in fiscal 2005, $28 thousand in fiscal 2004 and $22 thousand in fiscal 2003. The Product Line’s liability under the Deferred Compensation Plan is an unsecured general obligation of the Product Line.

8. Lease Commitments

The Product Line leases one of its facilities under an operating lease that expires in 2007. Total rental expense under the operating lease was approximately $79 thousand in fiscal 2005, $86 thousand in fiscal 2004, and $22 thousand in fiscal 2003.

The following is a schedule of future minimum rental payments required under long-term operating leases at October 29, 2005:

Fiscal Years	Operating Leases
2006	$68,045
2007	22,682
Total	$90,727

9. Commitments and Contingencies

From time to time as a normal incidence of the nature of ADI’s business, various claims, charges and litigation are asserted or commenced against the Product Line arising from, or related to, contractual matters, patents, trademarks, personal injury, environmental matters, product liability, insurance coverage, and personnel and employment disputes. As to such claims and litigation, the Product Line can give no assurance that it will prevail.

ADI does not believe that any of the matters above will have a material adverse effect on the Product Line’s consolidated results of operations or financial position, although an adverse outcome of any of these matters is possible and could have a material adverse effect on the Product Line’s consolidated results of operations or cash flows in the period in which one or more of these matters are resolved.

10. Retirement Plans

ADI has various savings and retirement plans covering substantially all employees, including those of the Product Line. ADI maintains a defined contribution plan for the benefit of its eligible United States employees. This plan provides for contributions of up to 5% of each participant’s total eligible compensation. In addition, ADI contributes an amount equal to each participant’s pretax contribution, if any, up to a maximum of 3% of each participant’s total eligible compensation. The total expense related to the defined contribution plan for the Product Line was $286 thousand in fiscal 2005, $223 thousand in fiscal 2004, and $366 thousand in fiscal 2003.

11. Income Taxes

The reconciliation of income tax computed at the U.S. federal statutory rates to income tax expense is as follows:

	2005	2004	2003
Income tax provision reconciliation:
Tax at statutory rate	$(3,714,133)	$(6,365,884)	$(6,693,735)
United States losses not available for use	4,344,510	6,605,460	7,178,373
Foreign research and development tax credits	(35,437)	(141,220)	(36,682)
Total income tax provision	$594,940	$98,356	$447,956

For financial reporting purposes, income before income taxes includes the following components:

	2005	2004	2003
Pretax income:
Domestic	$(14,733,859)	$(18,671,481)	$(22,566,383)
Foreign	4,122,051	483,240	3,441,427
Total income before income taxes	$(10,611,808)	$(18,188,241)	$(19,124,956)

The components of the provision for income taxes are as follows:

	2005	2004	2003
Current:
Federal	$—	$—	$—
Foreign	607,406	118,220	463,649
State	—	—	—
Total current	$607,406	$118,220	$463,649
Deferred (prepaid):
Federal	$—	$—	$—
Foreign	(12,466)	(19,864)	(15,693)
Total deferred	$(12,466)	$(19,864)	$(15,693)

The significant components of the Company’s deferred tax assets and liabilities for the fiscal years ended October 29, 2005 and October 30, 2004 are as follows:

	2005	2004
Deferred tax assets:
Depreciation	$—	$27,380
NOL carryforwards	19,590,103	14,433,253
Tax credit carryovers	112,057	28,670
Reserves for compensation and benefits	35,890	5,793
Other	27,442	2,384
Total gross deferred tax assets	19,765,492	14,497,480
Valuation allowance	(18,026,969)	(13,634,510)
Total deferred tax assets	1,738,523	862,970
Deferred tax liabilities:
Earnings of foreign subsidiaries	(1,675,191)	(827,413)
Depreciation	(15,309)	—
Total gross deferred tax liabilities	(1,690,500)	(827,413)
Net deferred tax assets	$48,023	$35,557

Deferred tax assets and liabilities reflect activity only for the periods presented. The amount of federal loss and foreign research and development (R&D) tax credit carryforwards as of October 29, 2005 and October 30, 2004 are $56 million and $41 million, and $112 thousand and $29 thousand, respectively, which expire beginning in fiscal 2023 and 2013, respectively. At October 29, 2005, the Product Line has provided a full valuation allowance for NOLs and foreign R&D credit carryovers as the NOLs may not be realized due to continued operating losses and foreign R&D tax credits are being generated in excess of current taxes. All NOLs, foreign R&D tax credits and foreign earnings have been used in ADI’s tax return and will remain with ADI.

12.  Related-Party Transactions

Certain of ADI’s directors are affiliated with companies that sell products to the Product Line. Management believes the terms and prices for the purchases of these products are no less favorable than those that could be obtained from unaffiliated parties. One of ADI’s directors became a director of Taiwan Semiconductor Manufacturing Company (TSMC) during fiscal 2002. The Company purchased approximately $24.1 million, $29.5 million, and $27.4 million of product from TSMC in fiscal year 2005, 2004, and 2003, respectively, and approximately $2.7 million and $1.4 million was payable to TSMC as of October 29, 2005 and October 30, 2004, respectively.